Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between Radha Chavali (“Employee”) and Digi International Inc. (“Digi”), effective as of November 30, 2023 (“Effective Date”).

RECITALS

A.           Employee has been employed by Digi, and is currently employed as Senior Vice President and Chief Information Officer.

B.            Employee and Digi have agreed to conclude their employment relationship amicably.

C.            Employee and Digi desire to resolve Employee’s separation from Digi and all of Employee’s potential claims involving Digi on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

For the consideration described below, the adequacy of which the parties acknowledge, Employee and Digi, intending to be bound, agree as follows:

1.	Continued Employment.

(a)            Transition Period. Subject to the terms and conditions of this Agreement, Digi agrees to continue Employee’s employment, and Employee accepts continued employment by Digi, for the period (the “Transition Period”) commencing on the Effective Date and continuing until the earlier of (i) January 5, 2024 (the “Anticipated Separation Date”), or (ii) the date on which Employee’s employment is terminated under Section 1(b). The effective date of the termination of Employee’s employment with Digi for any reason is referred to herein as the “Separation Date.” Unless Employee’s employment is terminated before the Anticipated Separation Date by either Employee or Digi, Employee’s employment will automatically end effective as of the end of the day on the Anticipated Separation Date and such date will be the Separation Date.

(b)            Early Termination. Either Digi or Employee may terminate Employee’s employment prior to the Anticipated Separation Date for any reason or for no reason, and with or without prior notice. Upon the termination of Employee’s employment for any reason, Digi will pay to Employee such compensation that has been earned but not paid to Employee as of the Separation Date, payable in accordance with Digi’s normal payroll policies and procedures.

(c)            Early Termination for Cause. Digi may terminate Employee’s employment prior to the Anticipated Separation Date for Cause, and in such event shall not be required to pay Employee the Separation Benefits described below. For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of Digi; (ii) repeated failure by Employee to continue to perform her work as directed by the Company through the Separation Date ; (iii) Employee’s breach of the Employee Agreements (as defined below); or (iv) the willful engaging by Employee in conduct that is reasonably likely to be materially injurious to Digi.

2.            Compensation and Benefits.

(a)            Salary. While Employee is employed by Digi during the Transition Period, Digi will pay Employee her base salary as of the Effective Date (the “Transition Salary”), payable according to Digi’s regular payroll schedule. The Transition Salary will be subject to all legally required and authorized withholdings.

(b)            Benefits. While Employee is employed by Digi during the Transition Period, Employee shall remain eligible to participate in all employee benefit plans and programs generally available from time to time to employees of Digi, to the extent that Employee meets the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program.

(c)            No Additional Compensation. Except as set forth in Sections 2(a) and 2(b), or as expressly determined in Digi’s sole discretion, Employee will not be eligible to receive any other form of compensation of any kind during the Transition Period, including without limitation, any other bonuses or other incentive compensation, commissions, equity awards or equity-based compensation in any form.

3.            Duties, Responsibilities and Authority. During the Transition Period, Employee shall perform such transition duties as are assigned to her by the Company. During the Transition Period, Employee shall devote Employee’s full working time, attention and efforts satisfying Employee’s Duties (excluding reasonable time to apply for alternate employment); provided, however, that Digi may, at any time and for any reason, relieve Employee of some or all of Employee’s Duties during any part of the Transition Period. Upon the termination of Employee’s employment for any reason, Employee shall follow all applicable policies and procedures previously adopted by Digi or adopted by Digi during the Transition Period, including without limitation policies related to business ethics, non-discrimination, conflict of interest, confidentiality and protection of trade secrets, and Employee shall not engage in any activity during the Transition Period that is detrimental or is reasonably likely to be detrimental to Digi’s best interests or that violates any terms of any written agreement between Employee and Digi (the “Employee Agreements”), including without limitation, any confidentiality, non-solicitation, or non-competition agreements, and the amended offer letter between Employee and Digi dated May 22, 2022 and December 9, 2022 (the “Offer Letter”).

4.            Separation Pay.

(a)            Payment. Subject to satisfaction of the conditions set forth in Section 4(b), Digi will provide the following separation benefits to Employee (combined, the “Separation Benefits”):

i.	6 months of Employee’s base salary, less all legally required and authorized withholdings;

ii.	If Employee timely elects continuation coverage under Digi’s group health plans, continued contribution by Digi at the active employee rate toward such group health plan coverage for the three-month period following the Separation Date; and

iii.	a pro rata bonus for FY24 based on the time Employee is employed during the applicable performance year.

The Separation Benefits shall be payable in accordance with the terms of the Offer Letter, following the effective date of the Release (as defined below), and for any continuation coverage, as such premium contributions are due following the Separation Date.

(b)            Conditions. The Separation Benefits described in Section 5(a) are subject to the following conditions: (i) Employee remains employed by Digi through the Anticipated Separation Date, or such earlier date as Employee resigns or Digi terminates Employee’s employment without Cause, (ii) on or within 21 days after the Separation Date, Employee has signed a release in the form substantially as attached hereto as Exhibit A (the “Release”); (iii) Employee has not rescinded the Release within the rescission period set forth in the Release; and (iv) Employee has not breached her obligations under this Agreement or the Employee Agreements. If Employee’s employment is terminated by Digi for Cause prior to the Anticipated Separation Date, Employee shall not be eligible to receive any Separation Benefits. This Agreement will not be interpreted or construed to limit the Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

5.            Return of Property; Confidential Information. Upon the Separation Date, or at any earlier time upon request from Digi, Employee shall deliver promptly to Digi all Digi property that is in Employee’s possession or under Employee’s control, including without limitation any computers, cellular phone, credit cards, keys, records, files, documents, data, photographs, video or audio recordings, and other computer storage media.

6.            Confidentiality and Non-Disparagement. Employee shall keep the terms of this Agreement and the Release confidential and shall not disclose such terms to anyone other than Employee’s attorneys, accountants, tax advisors, or spouse, except as required or authorized by law. Employee represents that Employee has not and agrees that Employee will not make any false, disparaging, derogatory or offensive statements to anyone about Digi or any of Digi’s products or services or make any other statement that harms Digi at any time. Notwithstanding any language above to the contrary, nothing in this Agreement is intended to, and does not, interfere with Employee’s rights under federal, state or local civil rights or discrimination laws to file a charge of discrimination with the Equal Employment Opportunity Commission or any similar state or local administrative agency, to participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any similar state or local agency, to discuss wages, benefits, and other terms and conditions of employment or workplace matters of mutual concern to the extent such discussions are protected by the National Labor Relations Act, or to provide truthful, non-trade secret information in response to any subpoena or other legal process.

7.            Agreement to Assist and Cooperate. At Digi’s reasonable request and upon reasonable notice, Employee will, from time to time and without further consideration, following the Transition Period, discuss and consult with Digi regarding business matters that Employee was directly and substantially involved with while employed by Digi.

8.            Entire Agreement; Amendment. This Agreement (including the Release) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement (including the Release), including the termination of Employee’s employment with Digi, and Digi and Employee agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement. This Agreement may be amended only by a writing signed by Employee and Digi.

9.            Assignment. The rights and obligations of Digi under this Agreement (including the Release) shall inure to the benefit of and shall be binding upon its agents, employees, successors, assigns, heirs, attorneys, trustees, estates and representatives. The rights and obligations of Employee under this Agreement shall not be subject to transfer or assignment by Employee without the written consent of Digi.

10.          Legal Advice. Employee acknowledges that Employee has had adequate opportunity to consult an attorney before executing this Agreement and the Release.

11.          Governing Law and Consent to Jurisdiction. This Agreement and the Release shall be interpreted and construed in accordance with the laws of Minnesota (without regard to conflict of laws principles). Any legal action related to or arising out of this Agreement and the Release shall be commenced exclusively in a state or federal court in Minnesota. The parties hereby consent to jurisdiction in the state or federal courts located in Minnesota and waive any defense based on lack of jurisdiction or inconvenient forum.

[signature page follows]

Dated: Nov 30th, 2023	/s/ R. Chavali
Radha Chavali

Dated: Nov 30th, 2023	DIGI INTERNATIONAL, INC.

	By:	/s/ Brian E. McGonegal

	Its:	Global VP of HR

DO NOT SIGN UNTIL FINAL DATE OF EMPLOYMENT

EXHIBIT A

RELEASE BY RADHA CHAVALI

Definitions. I intend all words used in this Release (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my means Radha Chavali and anyone who has or obtains any legal rights or claims through Radha Chavali.

B.	Digi means Digi International Inc., any entity related to Digi International Inc. in the present or past (including without limitation, the predecessors, parents, subsidiaries, members, affiliates, and divisions of Digi International Inc.) and any successors of Digi International Inc.

C.	Company means Digi; the present and past officers, directors, members, committees, shareholders (together with any officers, partners, managers members, employees, agents and affiliates of any such shareholder), and employees of Digi; any company providing employment or employee benefit services to Digi in the past or present; any company providing insurance to Digi in the present or past; the present and past employee benefit plans sponsored or maintained by Digi (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Digi; and anyone who acted on behalf of Digi or on instructions from Digi.

D.	Agreement means the Transition and Separation Agreement between Digi and me that I executed on November 30, 2023 including the documents attached to the Agreement.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Digi or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims arising out of or relating to any agreements (whether express or implied) to which I and the Company are parties;

4.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act and the ADA Amendments Act, the Rehabilitation Act of 1973, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Minnesota Human Rights Act, Minnesota Equal Pay for Equal Work Law, Minnesota Statute Chapters 177 and 181, the Minnesota Whistleblower Act, Minn. Stat. § 181.932; and workers’ compensation non-interference or non-retaliation statutes;

5.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; failure to provide any legally required notice or disclosure; any other wrongful employment practices; and violation of any other principle of common law;

6.	all claims for compensation of any kind, including without limitation, bonuses, commissions, equity awards or equity-based compensation in any form, vacation pay, perquisites, and expense reimbursements;

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

8.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

9.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include (i) any claims for unemployment benefits, (ii) any claims I have to any amounts under Digi’s 401(k) plan, (iii) any claims that the law does not allow to be waived, or (iv) any claims that may arise after the date on which I sign this Release.

Agreement to Release My Claims. I will receive consideration from Digi as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that such consideration is in addition to anything of value that I would be entitled to receive from Digi if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims. Furthermore, I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings. Even though Digi will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days after the Separation Date (as defined in the Agreement), not counting the Separation Date, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day consideration period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day consideration period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to Digi by hand or by mail within the 21-day period that I have to consider this Release. Email delivery and receipt of a scanned signed and dated agreement to brian.mcgonegal@digi.com will also be accepted. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Digi by hand or by mail within the 15-day revocation period. All deliveries must be made to Digi at the following address:

Digi International Inc.
Attn: Brian McGonegal
9350 Excelsior Blvd., Suite 700,
Hopkins, MN 55343

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Digi at the address stated above.

Waiver. No term or condition of this Release shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by Digi of the breach or nonperformance of any provision of this Release by me will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Release.

Severability. In case any one or more of the provisions of this Release is determined invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired thereby.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Digi. No child support orders, garnishment orders, or other orders requiring that money owed to me by Digi be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I earned during my employment with Digi.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release and the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:
Radha Chavali